UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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P & F Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 22, 2013

To the Stockholders of
P&F Industries, Inc.:

The Annual Meeting of Stockholders of P&F Industries, Inc. will be held at the Conference Center at 445 Broadhollow Road, Melville, New York 11747 on Wednesday, May 22, 2013 at 10:00 A.M., for the following purposes:

(1)	To elect one director to hold office for three years;
(2)	To consider and act upon a proposal to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year 2013;
(3)	To consider and approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;
(4)	To consider and act upon an advisory (non-binding) vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements for stockholder consideration; and
(5)	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In accordance with the provisions of the Company’s By-laws, the Board of Directors has fixed the close of business on April 12, 2013 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By order of the Board of Directors JOSEPH A. MOLINO, JR. Secretary
Dated:	April 26, 2013 Melville, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013:

This Proxy Statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, are available at: https://materials.proxyvote.com/692830.

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	25
Required Vote	26
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	27
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
STOCKHOLDER NOMINATIONS FOR BOARD OF DIRECTORS MEMBERSHIP AND OTHER PROPOSALS FOR 2014 ANNUAL MEETING	29
ANNUAL REPORT	29
Appendix A: Audit Committee Charter

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

PROXY STATEMENT

This proxy statement is being furnished by the Board of Directors of P&F Industries, Inc. (the “Company”) to holders of the Company’s Class A Common Stock, $1.00 par value (the “Common Stock”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at its 2013 annual meeting of stockholders or any adjournment or postponement thereof (the “Annual Meeting”).

The Company’s principal offices are located at 445 Broadhollow Road, Suite 100, Melville, New York. The Company anticipates mailing this proxy statement to stockholders on or about April 26, 2013.

ABOUT THE ANNUAL MEETING

Date, Time and Place of Meeting

The Annual Meeting will be held on Wednesday, May 22, 2013, at 10:00 a.m. local time at the Conference Center at 445 Broadhollow Road, Melville, New York.

Record Date and Voting Rights

The Board of Directors established the close of business on April 12, 2013 as the record date for determining the holders of the Common Stock entitled to notice of and to vote at the Annual Meeting. On the record date, 3,674,139 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. The Company’s stockholders are entitled to one vote for each share of Common Stock held as of the record date on all matters.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. If a share of Common Stock is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares in the absence of specific instructions with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors or on the two advisory votes relating to executive compensation, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise.

Voting Proxies

Whether you hold shares of Common Stock directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the proxy card provided.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted “FOR” the nominee set forth in Proposal 1, “FOR” Proposals 2 and 3, and “One Year” with respect to Proposal 4.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made. The Company will provide a ballot to registered stockholders who request one at the meeting. Shares of Common Stock held in your name as the stockholder of record may be voted on that ballot. Shares of Common Stock held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote by following the separate instructions provided by your broker, trust, bank or other nominee. If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person.

Other Business

The Board of Directors is not aware of any matters to be properly presented for action at the Annual Meeting other than the proposals relating to election of one nominee as director for a three-year term, the ratification of the appointment of the Company’s independent registered public accountant for 2013, the approval of an advisory (non-binding) resolution regarding the compensation of named executive officers, and consideration of an advisory (non-binding) vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements for stockholder consideration. The Company does not intend to bring any other matters before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth the beneficial ownership of Common Stock as of the record date, including shares as to which a right to acquire ownership within 60 days of the record date exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (i) each director and nominee for director, (ii) the executive officers listed in the Summary Compensation Table (Richard A. Horowitz and Joseph A. Molino, Jr.), (iii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, and (iv) all directors and executive officers as a group. Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Common Stock indicated. Except as indicated in the applicable footnotes, the address of each beneficial owner is in the care of the Company, 445 Broadhollow Road, Suite 100, Melville, New York 11747.

Beneficial Owner	Amount and Nature Beneficial Ownership		Percent of Class
Howard Brod Brownstein	11,900	(1)	*
Robert L. Dubofsky	23,166	(1)(2)	*
Jeffrey D. Franklin	3,166	(1)(3)	*
Alan I. Goldberg	1,466	(1)(4)	*
Richard A. Horowitz	1,315,629	(5)	33.82%
Joseph A. Molino, Jr.	95,500	(6)	2.53%
Richard P. Randall	2,666	(1)(7)	*
Kenneth M. Scheriff	4,266	(1)(3)	*
Mitchell A. Solomon	3,166	(1)(3)	*
FMR LLC	361,038	(8)	9.83%
Grace Horowitz	242,731	(9)	6.61%
Lawndale Capital Management, LLC	366,249	(10)	9.97%
All directors and executive officers as a group (9 persons)	1,460,925	(11)	36.56%

* Less than 1%.

(1)	Includes 666 restricted shares of Common Stock which provide for vesting on November 15, 2013.
(2)	Includes 5,000 shares owned by Mr. Dubofsky’ s child and 500 shares issuable upon the exercise of stock options.
(3)	Includes 2,500 shares issuable upon the exercise of stock options.
(4)	Includes 500 shares issuable upon the exercise of stock options.
(5)	Includes 660,200 shares owned by Article FOURTH Trust u/w/o Linda Horowitz, pursuant to which Mr. Horowitz is a co-trustee (the “Article FOURTH Trust”) and includes 216,188 shares issuable upon the exercise of stock options. Excludes 10,000 shares owned by The Linda and Richard Horowitz Foundation. Dennis Kalick, the other co-trustee of the Article FOURTH Trust (and a former director of the Company), disclaims beneficial ownership of the 660,200 shares owned by such trust.
(6)	Includes 95,000 shares issuable upon the exercise of stock options.
(7)	Includes 2,000 shares issuable upon the exercise of stock options.
(8)	Information obtained from a Schedule 13G/A, dated February 12, 2010, filed with the Securities and Exchange Commission (the “SEC”) by FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, a registered investment adviser to Fidelity Low Priced Stock Fund (the “Fund”), the beneficial owner of such 361,038 shares. Edward C. Johnson 3d and members of his family are a controlling group of FMR LLC. According to such Schedule 13G/A, FMR LLC and Edward C. Johnson 3d each has the sole power to dispose or to direct the disposition of all shares held and neither FMR LLC nor Edward C. Johnson 3d has the power to vote or direct the vote of the shares held, which power resides with the Fund’s board of trustees. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	Information obtained from a Schedule 13G, dated July 20, 2011, filed with the SEC by Grace Horowitz. According to such Schedule 13G: Mrs. Horowitz has sole voting and dispositive power over 227,991 shares, of which she owns 85,248 shares directly; 142,343 are held by a family trust, for which Mrs. Horowitz is the Trustee and sole beneficiary; and 400 shares are held by a private charitable foundation of which she is the sole director. Mrs. Horowitz has shared voting and dispositive power over 14,740 shares with respect to shares held by a family trust for the benefit of her daughter, for which both Mrs. Horowitz and the daughter are trustees. The address of Grace Horowitz is c/o Moomjian, Waite & Coleman, LLP, 100 Jericho Quadrangle, Suite 225, Jericho, New York 11753.
(10)	Information obtained from a Schedule 13D/A, dated January 8, 2013, filed with the SEC by Lawndale Capital Management, LLC, Andrew E. Shapiro and Diamond A Partners, L.P. According to such Schedule 13D/A, each of Lawndale Capital Management, LLC and Andrew E. Shapiro share voting and dispositive power with respect to 366,249 shares, and Diamond A. Partners, L.P. shares voting and dispositive power with respect to 308,582 of such shares. The address of each of the foregoing is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941.
(11)	Includes 321,688 shares issuable upon the exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors constituting the Board of Directors, serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of eight members, with each class consisting of two or three directors; however, pursuant to the January 14, 2013 amendment to the By-laws, the Board of Directors will consist of six members as of the time of the Annual Meeting.

The Board of Directors proposes that Mr. Horowitz, whose term of office expires at the Annual Meeting, be elected as director to serve for a term to expire at the Company’s 2016 annual meeting of stockholders. As a result of the aforementioned By-laws amendment and the resulting reduction in the number of members of the Board of Directors, current directors Robert L. Dubofsky and Alan I. Goldberg, are not standing for re-election at the Annual Meeting. Unless otherwise indicated, the enclosed proxy will be voted for the election of Mr. Horowitz as nominee. Should such nominee become unable to serve for any reason or, for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee.

Required Vote

The director will be elected by the plurality vote of the holders of the Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE FOREGOING NOMINEE.

Information as to Directors and Nominees for Directors

Certain information regarding our nominee for director, including his experience, qualifications, attributes and skills that led the Board of Directors to conclude that the individual should serve on the Board of Directors and his principal occupation and directorships during the past five years, is set forth below. Also set forth below is the name and age of such nominee for director and each director currently in office and whose term continues, his principal occupation, the year each became a director of the Company and a description of his principal occupation for the past five years and certain other qualifications. Such information is not provided for Messrs. Dubofsky and Goldberg, who are not continuing as directors following the Annual Meeting or for Dennis Kalick and Marc A. Utay, each of whom served as directors during a portion of 2012 but are not current directors or nominees. The information set forth below is as of the record date.

Name	Age	Served as Director Continuously Since
Nominee to Continue in Office Until the 2016 Annual Meeting of Stockholders:
Richard A. Horowitz	63	1975
Directors to Serve in Office Until the 2015 Annual Meeting of Stockholders:
Howard Brod Brownstein	62	2010
Jeffrey D. Franklin	59	2004
Richard P. Randall	75	2012
Directors to Serve in Office Until the 2014 Annual Meeting of Stockholders:
Kenneth M. Scheriff	63	2005
Mitchell A. Solomon	53	2004

Richard A. Horowitz has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1995 and has been President of the Company since 1986. Mr. Horowitz brings valuable insight and knowledge about the Company to the Board of Directors due to his experience as an executive officer of the Company, his perspective as a long standing significant Company stockholder, and his many years of oversight of the businesses which the Company operates.

Howard Brod Brownstein has been the President of The Brownstein Corporation, a turnaround and crisis management consulting, advisory and investment banking firm, since 2010. From 1999 through 2009, Mr. Brownstein was a Principal of NachmanHaysBrownstein, Inc., a management consulting firm. From 2003 through 2006, he served on the boards of directors and audit committees of Special Metals Corporation, a privately held nickel alloy producer (where he also chaired the audit committee) and Magnatrax Corporation, a privately held manufacturer of metal buildings. In 2010, he served on the board of Betsey Johnson, a privately held apparel designer and retailer. Mr. Brownstein brings to the Board of Directors a broad financial and management consulting background, including extensive experience in financing, restructuring and strategic planning matters.

Jeffrey D. Franklin has been an Executive Vice President and the Chief Financial Officer of Executive Charge Inc., a company providing billing and administrative services for affiliated corporations in the transportation, package delivery, radio communications and real estate management industries, for more than the past five years. Mr. Franklin is a Certified Public Accountant licensed in the State of New York. Mr. Franklin provides to the Board of Directors significant financial, accounting and managerial experience.

Richard P. Randall served as Chief Operating Officer and Chief Financial Officer of Direct Holdings Worldwide, LLC, the parent company of Lillian Vernon Corp. and Time-Life, from 2002 until 2005. Prior to that, Mr. Randall was the Chief Financial Officer of Coach, Inc. from 2000 to 2001 and the Chief Financial Officer of Lillian Vernon Corp. from 1998 to 2000. Mr. Randall holds a degree in accounting and is a Certified Public Accountant, and has more than 40 years of experience in various accounting and finance positions. Mr. Randall has served as a member of the Board of Directors of Aceto Corp. since May 2009 and currently serves as chair of its Audit & Risk Committee and as a member of the Nominating & Governance Committee. Mr. Randall has also served as a member of the Board of Directors of Steven Madden, Ltd. since

2006, where he is the Chairman of the Audit Committee. Mr. Randall is also a member of the Audit Committee, Executive Committee and Finance Committee of the Board of Directors for The Burke Rehabilitation Hospital in White Plains, NY where he has served since 2005. Mr. Randall also served as a director and chair of the Audit Committee for two unrelated Chinese companies publicly traded in the U.S., Universal Travel Group and Home Systems Group, from 2007 until 2008. Mr. Randall brings to the Board of Directors extensive knowledge of accounting and finance, the retail industry (including overseas importing) and the issues impacting a publicly traded company.

Kenneth M. Scheriff has been the Executive Vice President of New York Commercial Bank, the commercial banking subsidiary of New York Community Bancorp, Inc., a financial institution listed on the New York Stock Exchange, since January 2008. From 2005 through December 2007, Mr. Scheriff was Executive Vice President of the Commercial Loan Group of State Bank of Long Island, a commercial bank listed on the Nasdaq Stock Market, and was employed in an executive capacity with such bank since 1995. Mr. Scheriff brings to the Board of Directors executive level experience and extensive knowledge of the banking industry and credit markets.

Mitchell A. Solomon has been President of EBY Electro, Inc., a manufacturer of electric and electronic connectors and power supplies, for more than the past five years. Mr. Solomon brings a strong operational and strategic background and valuable business, leadership and management experience to the Board of Directors, including extensive experience in foreign manufacturing and importing of industrial goods.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with NASDAQ rules, are comprised, in part, of those objective standards set forth in the NASDAQ rules. In addition to these objective standards and in compliance with NASDAQ rules, no director will be considered independent who has a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors exercises appropriate discretion in identifying and evaluating any such relationship. The Board of Directors, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s “independent” directors are: Howard Brod Brownstein, Robert L. Dubofsky, Jeffrey D. Franklin, Alan I. Goldberg, Richard P. Randall, Kenneth M. Scheriff and Mitchell A. Solomon, representing a majority of the members of the Company’s Board of Directors

The Company’s independent directors hold annually at least two formal meetings independent from management. In 2012, the Company’s independent directors held four such meetings. The Lead Independent Director, or in his absence, another independent director chosen by the independent directors, presides at such non-management sessions of the Board of Directors. The role of the Lead Independent Director is discussed in greater detail under “Board Leadership Structure” below.

Meetings and Committees of the Board of Directors

During 2012, the Board of Directors held eleven meetings. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all committees on which he served.

During 2012, the Board of Directors had an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Strategic Planning and Risk Assessment Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

From January 1, 2012 through September 12, 2012, the members of the Audit Committee were Messrs. Franklin (Chairman), Brownstein and Solomon. As of September 12, 2012 and as of the record date, the members of such committee were Messrs. Franklin (Chairman), Brownstein and Randall. During 2012, the Audit Committee held four meetings.

•	Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the NASDAQ listing standards and applicable SEC rules. For more information on the NASDAQ standards for independence, see “Corporate Governance — Director Independence” above.
•	The Board of Directors has further determined that all members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.
•	The Board of Directors has determined that Jeffrey D. Franklin is an “audit committee financial expert” within the meaning of applicable SEC rules.
•	The Audit Committee appoints the Company’s independent registered public accounting firm, reviews the overall scope and the results of the Company’s annual audit and reviews the Company’s overall internal controls.

•	The Company’s independent registered public accounting firm reports directly to the Audit Committee.
•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accountants, at least quarterly, prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, if any, and to discuss the scope and results of the annual audit, quarterly reviews and issues of accounting policy and internal controls.
•	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.
•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. A copy of the charter is attached to this proxy statement as Appendix A. Copies of the charter can also be obtained free of charge from the Company’s website at www.pfina.com.

Compensation Committee

During 2012 and as of the record date, the members of the Compensation Committee were Messrs. Scheriff (Chairman) and Franklin. During 2012, the Compensation Committee held six meetings.

•	All members of the Compensation Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
•	The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.
•	The Compensation Committee reviews, recommends and approves changes to our compensation policies and benefits programs, administers our executive compensation program and otherwise seeks to ensure that our compensation philosophy is consistent with our Company’s best interests and is properly implemented. The Compensation Committee also serves as the administrator of our 2012 Stock Incentive Plan, and as such, all option grants and grants or restricted stock are approved by the Compensation Committee.
•	The Compensation Committee makes all final decisions with respect to the compensation received by the named executive officers. It engages in arm’s length negotiation and discussions with the named executive officers with respect to each of their compensation packages, but deliberates outside their presence when making decisions on such matters. Additionally, Richard A. Horowitz, our Chairman, President and CEO, annually reviews the performance of our other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee, however, exercises its full discretion in evaluating such recommendations. The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2012, the Compensation Committee engaged Steven Hall & Partners, LLC, an independent third-party compensation consultant, to assist it with determining the compensation of the Company’s executive officers and to review and assess the Company’s annual incentive plans for its executives. The Compensation Committee also engaged separate legal counsel during 2012 with regard to certain compensation-related legal matters.

Corporate Governance and Nominating Committee

From January 1, 2012 through September 5, 2012, the members of the Corporate Governance and Nominating Committee were Messrs. Utay (Chairman), Brownstein and Dubofsky. As of September 5, 2012, Mr. Utay was no longer a member of the Board of Directors. As of September 17, 2012, Mr. Brownstein was elected to serve as chairman of the Corporate Governance and Nominating Committee. Further, as of March 25, 2013. Mr. Randall was elected to serve on such committee, so as such date and as of the record date, the Corporate Governance and Nominating Committee was comprised of Messrs. Brownstein (Chairman), Dubofsky and Randall. During 2012, the Corporate Governance and Nominating Committee held three meetings.

•	All members of the Nominating Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above.
•	The Corporate Governance and Nominating Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. The Corporate Governance and Nominating Committee does not have a formal policy relating specifically to the consideration of diversity in making recommendations of qualified nominees for election to the Board of Directors. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors and stockholders. Once the Corporate Governance and Nominating Committee has identified prospective nominees, background information is elicited about the candidates, following which they are interviewed and evaluated by the Committee, which then reports to the Board of Directors.
•	The Corporate Governance and Nominating Committee review and reassess the Company’s corporate governance procedures and practices, and recommend any proposed changes therein to the Board; and oversee the evaluation of the Board, its committees and the Company’s management.
•	The Corporate Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

The Board of Directors adopted a policy setting forth that the Corporate Governance and Nominating Committee will consider individuals suggested by stockholders for nomination as candidates for election to the Board of Directors at annual meetings of stockholders. Such suggested nominees will be considered in the context of the Corporate Governance and Nominating Committee’s determination regarding all issues relating to the composition of the Board of Directors, including the size of the Board of Directors, any criteria the Corporate Governance and Nominating Committee may develop for prospective Board of Directors candidates and the qualifications of candidates relative to any such criteria. Any stockholder who wishes to submit an individual for nomination as a Board of Directors candidate by the Corporate Governance and Nominating Committee should be directed in writing to the Chair of the Corporate Governance and Nominating Committee, c/o the Secretary of the Company, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Such submission should include the name of the individual submitted for nomination, information as to such individual’s background and experience and a representation from such individual that he or she is willing to be nominated by the Corporate Governance and Nominating Committee and, if elected, to serve, and the information regarding such individual that would be required by the rules and regulations of the SEC to be included in the Company’s proxy statement issued in connection with its annual meeting. Stockholders are also permitted to submit nominees for election directly to stockholders subject to compliance with the advance notice requirements of the Company’s By-laws, summarized below under “Stockholder Nominations for Board of Directors Membership and Other Proposals for 2014 Annual Meeting”.

Strategic Planning and Risk Assessment Committee

The Board of Directors has also established a standing Strategic Planning and Risk Assessment Committee, comprised of independent members of the Board of Directors. During 2012 and as of the record date, Messrs. Brownstein and Solomon were the members of this committee. Additionally, as of March 25, 2013 and as of the record date, Mr. Randall was an additional member of such committee. Such committee reviews, on behalf of the Company, management’s long-term strategy for the Company, which include material business strategy, financial and capital matters in the pursuit of continuing the long-term success of the Company and risk appetite/tolerance relating thereto, and make recommendations to the Board of Directors with respect to the foregoing. The Strategic Planning and Risk Assessment Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment.

•	The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.
•	Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors, and will be posted on the Company’s website at www.pfina.com.
•	The Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.pfina.com.

Board Leadership Structure

The Company’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors believes that a combined CEO/Chairman of the Board arrangement and having a Lead Independent Director (as further discussed below) is currently the best structure for the Company’s Board of Directors, as its Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of effectively identifying the Company’s priorities and leading the execution of its strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors.

Because the Board of Directors also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board of Directors has established the position of Lead Independent Director. Our Lead Independent Director is an independent director elected annually by the independent directors. Mr. Solomon currently serves as our Lead Independent Director, a position that he held since September 12, 2012. During 2012, prior to Mr. Solomon’s appointment as Lead Independent Director, Mr. Utay served as Lead Independent Director from January 1, 2012 though September 5, 2012. Our Lead Independent Director’s responsibilities and authority include, among other things, advising on Board meeting schedules and agendas, calling meetings of the independent directors, chairing the executive sessions of the independent directors and chairing the meetings of the Board of Directors if the Chairman of the Board is not present. Copies of the charter of the Lead Independent Director can be obtained free of charge from the Company’s website at www.pfina.com.

Board Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management team, the Board of Directors is responsible for overall supervision of the company’s risk management efforts as they relate to the key business risks facing the organization. Management identifies, assesses, and manages the risks most critical to the Company’s operations and routinely advises the Board of Directors on those matters. Those areas of material risk can include operational, financial, legal, regulatory, human capital, informational technology, and strategic and reputational risks. In addition, the Board of Directors regularly reviews with management, at Board of Director meetings, any risk management issues that any director wishes to discuss. Further, the Board of Directors created a Strategic Planning and Risk Assessment Committee as a standing committee, as described above.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of Company’s Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. Eight of the nine members of the Board of Directors at such time attended the Company’s 2012 Annual Meeting of Stockholders, including all eight current members of the Board of Directors.

Communication with the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, or the non-management directors as a group, may do so by directing a written request addressed to such directors or director, care of the Lead Independent Director, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Communication(s) directed to members of the Board of Directors who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Company’s Code of Ethics provides that the Company’s compliance officer (currently the Company’s General Counsel) must be fully informed of any proposed transaction between the Company, on the one hand, and any employee, officer or director, on the other, and must communicate the Company’s approval of any such transaction before the agreement or transaction can be commenced. Further, pursuant to Nasdaq Rule 5630(a), the Company’s Audit Committee (or another committee made up of independent directors) must review and have oversight over all transactions with related parties required to be disclosed under Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. “Related parties” include the Company’s directors, executive officers, and stockholders known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, and their respective immediate families. The Company does not have formal written procedures to implement this policy, and instead the Audit Committee (or another committee made up of independent directors) reviews and approves related party transactions on a case by case basis. Other than the relationships set forth below, there have been no related party transactions entered into, or proposed, in 2012.

Related Party Transactions

On April 23, 2010, the Company entered into an amendment and waiver (the “Previous Credit Agreement Amendment”) to the credit agreement relating to the Company’s primary credit facility that was in effect at such time. The Previous Credit Agreement Amendment was conditioned on, among other things, Mr. Horowitz lending $250,000 to the Company on a secured subordinated basis, as evidenced by a secured subordinated promissory note, dated as of April 23, 2010 (the “Original Horowitz Promissory Note”). The Original Horowitz Promissory Note had an interest rate of 8% per year (with a default interest rate of an additional 2%), with all interest and principal due and payable on January 2, 2011. Subsequently, in connection with the Company entering into a credit agreement relating to a new primary credit facility, the Original Horowitz Promissory Note was amended and restated (the “Amended Horowitz Promissory Note”) as of October 25, 2010. Pursuant to the Amended Horowitz Promissory Note, interest remained at the rate of 8% per year with a similar default provision as the Original Horowitz Promissory Note. Under the Amended Horowitz Promissory Note, principal was due on October 25, 2013 and interest was payable quarterly.

On July 24, 2012, the Company and Mr. Horowitz entered into an agreement relating to the prepayment of all of the amounts due to Mr. Horowitz by the Company under the Amended Horowitz Promissory Note. The Prepayment Agreement refers to a consent dated July 24, 2012 that was executed and delivered by the Company’s primary lender permitting the Company to make such prepayment, notwithstanding, among other things, the terms of an subordination agreement between Mr. Horowitz and the primary lender dated October 25, 2010. Pursuant to the prepayment agreement and the consent, on July 24, 2012 the Company made a payment to Mr. Horowitz representing full payment of all principal and accrued interest owing to him under the Amended Horowitz Promissory Note.

BWD Group LLC (“BWD”), an insurance brokerage group of which Robert L. Dubofsky, one of the Company’s current directors, is Managing Director and a principal, provides certain insurance brokerage services to the Company. Total insurance premiums and fees paid through BWD in 2012 were approximately $189,000. The Company believes that the rates and amounts paid through BWD are not greater than the rates and amounts that would be paid using unrelated insurance brokerage firms performing similar services.

DIRECTOR COMPENSATION

The following table shows the compensation of the Company’s Non-Employee Directors for services in all capacities to the Company in 2012. The table includes compensation of Messrs. Kalick and Utay, who tenures as directors concluded during 2012, and Messrs. Dubofsky and Goldberg, whose tenures as directors will conclude at the Annual Meeting. Information with respect to the compensation of Richard A. Horowitz, the Company’s Chairman, President and Chief Executive Officer and a director, is set forth in the “Summary Compensation Table” below.

Name of Director	Cash fees ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total compensation ($)
Howard Brod Brownstein	39,250	3,670	-0-	42,920
Robert L. Dubofsky(4)	18,500	3,670	-0-	22,170
Jeffrey D. Franklin	45,500	3,670	-0-	49,170
Alan I. Goldberg	18,000	3,670	-0-	21,670
Dennis Kalick	6,167	-0-	-0-	6,167
Richard P. Randall	16,000	3,670	7,340	27,010
Kenneth M. Scheriff	31,500	3,670	-0-	35,170
Mitchell A. Solomon	33,833	3,670	-0-	37,503
Marc A. Utay	10,334	-0-	-0-	10,334

(1)	Relates to annual directorship fees and fees paid for meetings attended.
(2)	The amount shown reflects the grant date fair value of the 666 shares of restricted Common Stock granted to each of Messrs. Brownstein, Dubofsky, Franklin, Goldberg, Randall, Scheriff and Solomon, computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation of actually received by such directors. The fair value of each such restricted stock grant is estimated based on the fair market value on the date of grant. The assumptions used to calculate the fair value are set forth in the Footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2012 as filed with the SEC.
(3)	The amount shown for Mr. Randall reflects the grant date fair value of stock option to purchase 2,000 shares of Common Stock granted to Mr. Randall computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation actually received by him. The fair value of such option grant is estimated based on the fair market value on the date of grant. The assumptions used to calculate the fair value are set forth in the Footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2012, as filed with the SEC
(4)	Amounts disclosed do not include insurance premiums and fees of approximately $189,000 paid by the Company in 2012 to certain of its insurance carriers through BWD Group, LLC, an insurance broker group of which Mr. Dubofsky is Managing Director and a principal. See “Certain Relationships and Related Transactions” in this Proxy Statement.

During 2012, each Non-Employee Director received an annual Board of Director directorship fee of $10,000 plus $2,000 for each of the four meetings of the Board of Directors held at the Company’s offices attended. No additional fees were paid for the additional telephonic meetings held throughout 2012. Each member of the Audit Committee also received an additional $10,000 as an annual directorship fee (with the chairman receiving $13,500), and $1,250 for each of the four meetings of the Audit Committee held at the Company’s offices attended. No Audit Committee meeting fees were paid for any other Audit Committee meetings, including telephonic meetings or those held in conjunction with a Board of Directors meeting. Each member of the Compensation Committee received an additional $9,000 as an annual directorship fee (with the chairman receiving $13,500). Each member of the Strategic Planning and Risk Assessment Committee received an additional fee of $5,000. Each member of the Corporate Governance and Nominating Committee received an additional fee of $2,500. Upon initial election to the Board of Directors, each Non-Employee Director receives an option to purchase 2,000 shares of Common Stock. Each Non-Employee Director received 666 restricted shares of Common Stock in November 2012, and it is anticipated that an additional 666 restricted shares will be granted to each Non-Employee Director in office following the 2013 Annual Meeting and the 2014 annual meeting. The Company may consider changing the fees paid to the Company’s non-management directors and/or granting additional options or other forms of equity-based compensation to such directors. Directors who are also officers of the Company are not compensated for their duties as directors.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below is the name and age of each executive officer of the Company. The information set forth below is as of the record date.

Name	Age	Title
Richard A. Horowitz	63	Chairman of the Board, President, Chief Executive Officer and Assistant Treasurer
Joseph A. Molino, Jr.	49	Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Each of the foregoing Executive Officers was elected by the Board of Directors to serve until his successor is chosen and qualified.

Mr. Horowitz serves as an executive officer of the Company under the terms of an employment agreement expiring in December 2014. (See “Employment Agreement with Executive Officer” below.)

Mr. Molino has been Vice President and Chief Financial Officer of the Company since December 1997, and has served as Chief Operating Officer of the Company since May 2005. From July 1990 until November 1997, Mr. Molino was chief financial officer of several small private manufacturing and service companies.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for 2012 and 2011 awarded to or earned by the Company’s Principal Executive Officer and Principal Financial Officer. We refer to these individuals collectively in this Proxy Statement as “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Plan Compensation ($)(3)	All other Compensation ($)(4)(5)	Total ($)
Richard A. Horowitz Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	2012	650,000	1,882	-0-	-0-	822,890	107,564	1,582,336
	2011	975,000	4,600	-0-	-0-	329,059	119,803	1,428,462
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	2012	350,000	1,882	-0-	162,000	157,500	52,056	723,438
	2011	350,000	4,600	-0-	42,051	83,131	33,999	513,781

(1)	The amounts shown represent an amounts paid in cash outside of the Company’s Executive 162(m) Bonus Plan in lieu of certain contribution to the P&F Industries, Inc. Retirement Savings Plan.
(2)	The amount shown for Mr. Molino for each of 2012 and 2011 reflect the aggregate grant date fair value of stock option granted to Mr. Molino computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation actually received by such named executive officer. The fair value of such option grant is estimated based on the fair market value on each respective date of grant. The assumptions used to calculate the fair value of our options are set forth in the Footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for each of 2012 and 2011, as filed with the SEC.
(3)	The amounts for Mr. Horowitz for 2012 and 2011 represent awards granted under the Company’s Executive 162(m) Bonus Plan with respect to the fiscal years ended December 31, 2012 and December 31, 2011, respectively. The amounts for Mr. Molino for 2012 represent an award granted to him under a fiscal year 2012 bonus program which was subject to terms and conditions of the Executive 162(m) Bonus Plan, other than with regard to compliance with Section 162(m) of the Internal Revenue

Code. The amount for Mr. Molino for 2011 represent an award granted to him under the Company’s Executive 162(m) Bonus Plan with respect to such fiscal year.
(4)	The amounts in the column reflect the following: (a) contributions made under a Company-sponsored defined contribution retirement plan on behalf of Mr. Horowitz in 2012 of $9,567, and on behalf of Mr. Molino in 2012 of $14,567; (b) $45,064 to Mr. Horowitz in each of 2012 and 2011 to cover premiums on a life insurance policy; (c) health insurance premium payments on behalf of Mr. Horowitz in 2012 and 2011 in the amounts of $31,549 and $22,179, respectively, and on behalf of Mr. Molino in 2012 and 2011 in the amounts of 25,649 and $23,383, respectively; and (d) legal and consulting fees on behalf of Mr. Horowitz in 2012 and 2011 of $8,691 and $39,421, respectively, relating to his employment agreement and related matters, and matters relating to his Common Stock ownership, and legal fees on behalf of Mr. Molino in 2012 of $3,500 relating to his severance agreement.
(5)	Also includes additional perquisites for Mr. Horowitz of $12,693 and $13,139 for 2012 and 2011, respectively, relating to the personal use of a Company-leased automobile, and additional perquisites for Mr. Molino of $8,340 and $10,616 for 2012 and 2011, respectively, relating to the personal use of a Company-leased automobile.

Grants of Plan-Based Awards

On June 22, 2012, the Company granted Joseph A. Molino, Jr. an option to purchase 40,000 shares of Common Stock pursuant to the Company’s 2012 Stock Incentive Plan at an exercise price of $4.95 per share, the fair market value on the day of grant. On May 16, 2011, the Company granted Mr. Molino an option to purchase 15,000 shares of Common Stock pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $4.56, the fair market value on the day of grant. Each such option vests as to one-third on each of the respective first, second and third anniversaries of the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table set forth information regarding exercisable and unexercisable stock options held by each of the named executive officers on December 31, 2012. There were no other options or unvested shares, units or other rights owned by the named executive officers as of December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercized Options (#) Exercisable	Number of Securities Underlying Unexercized Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard A. Horowitz Chairman of the Board, President and Chief (Principal Executive Officer)	75,188			8.06	7/9/2014
	25,000			11.20	6/18/2017
	116,000			4.16	6/23/2018
		29,000	(1)	4.16	6/23/2018
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	10,000			8.06	7/9/2014
	20,000			16.68	6/30/2015
	20,000			11.20	6/18/2017
	25,000			4.16	6/23/2018
	10,000			3.05	12/13/2020
	5,000			4.56	5/15/2021
		5,000	(2)	3.05	12/13/2020
		5,000	(3)	4.56	5/15/2021
		5,000	(4)	4.56	5/15/2021
		13,333	(5)	4.95	6/21/2022
		13,334	(6)	4.95	6/21/2022
		13,333	(7)	4.95	6/21/2022

(1)	Option becomes exercisable on June 24, 2013
(2)	Option becomes exercisable on December 14, 2013
(3)	Option becomes exercisable on May 16, 2013
(4)	Option becomes exercisable on May 16, 2014
(5)	Option becomes exercisable on June 22, 2013
(6)	Option becomes exercisable on June 22, 2014
(7)	Option becomes exercisable on June 22, 2015

OPTIONS EXERCISED

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Richard A. Horowitz	50,000	(1)

(1)	During 2012, Mr. Horowitz exercised options to purchase 50,000 shares of Common Stock. On July 10, 2012, the date of exercise, the $6.00 per share exercise price of such options was greater than the market price of the underlying shares of Common Stock. Our other named executive officer did not exercise any options during 2012.

Pension Benefits and Nonqualified Deferred Compensation

The named executive officers are covered by a Company-sponsored defined contribution retirement plan, which covers all eligible employees of the Company. In 2012, the Company contributed $9,557 and $14,567, respectively, for Mr. Horowitz and Mr. Molino, to such defined contribution retirement plan. The named executive officers have no other reportable pension benefits provided by the Company and no nonqualified deferred compensation in 2012 or 2011.

COMPENSATION PHILOSOPHY AND AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company’s overall executive compensation philosophy is to align its compensation program with optimizing stockholder value. To that end, the program is designed to recognize successful operating performance and to attract, retain and motivate the executive talent essential to the Company’s financial success. Consistent with this philosophy, the Compensation Committee is guided by the following objectives when administering the Company’s overall compensation program:

•	Attract and retain highly qualified executives;
•	Motivate executives to provide excellent leadership and achieve the Company’s goals;
•	Provide substantial performance-related incentive compensation that is aligned with the Company’s strategies and directly tied to meeting specific Company objectives; and
•	Strongly link the interests of the executives to the value derived by the Company’s stockholders.

In furtherance of these objectives, the following considerations underlie the Compensation Committee’s determination with respect to the following principal elements of compensation for the officers of the Company and its operating subsidiaries:

Base Salary.  Individual salary determinations should be based upon the officer’s qualifications, experience and performance.

Annual Cash Incentives.  Executives should have a portion of their total cash compensation at risk, contingent upon meeting specific Company objectives, in order to further align the interests of the executives with the stockholders. To that end, executives are only rewarded with cash bonuses to the extent stated objectives are achieved or exceeded.

Long-Term Equity-Based Awards.  Where appropriate, executives who are critical to the Company’s long-term success including the named executive officers should participate in long-term incentive opportunities that link a portion of their total compensation to stockholder value.

Retirement Plans and Other Benefits.  Executives should be eligible to participate in the Company’s benefit programs, such as life and health insurance and retirement plans at a level consistent with Company policy, prevailing law and current regulations.

Total compensation is intended to correlate to the Company’s profitability and growth, which in turn enhances the Company’s stockholder value.

In 2012, the Compensation Committee engaged Steven Hall & Partners, LLC, an independent third-party compensation consultant, to assist it with determining the level and composition of compensation for the Named Executive Offers. The Compensation Committee also engaged separate legal counsel during 2012 with regard to certain compensation-related legal matters.

Overview of 2012 Executive Compensation

As discussed in greater detail below, with respect to the 2012 compensation for Richard A. Horowitz, the Company’s President, Chief Executive Officer and Chairman of the Board, the Compensation Committee, acting on behalf of the Company in applying the Company’s executive compensation philosophy, entered into a revised employment agreement with Mr. Horowitz. Compared to the prior agreement, the new employment agreement contained, among other provisions, a three-year term (reduced by two years from the prior agreement) and a base salary of $650,000 (reduced from $975,000 per year from the prior agreement). It also provided the opportunity for Mr. Horowitz to receive a contingent bonus under the Company’s Executive 162(m) Bonus Plan based on Company performance with a target of 50% of his base salary if the performance target (based on the Company’s earnings before taxes, depreciation and amortization) was achieved, with a maximum bonus of 150% of his base salary. In the event the Company did not achieve its performance target, Mr. Horowitz could have received no performance bonus or a bonus that was below the target bonus amount based on a sliding scale, depending on to what extent the Company’s actual results were below the performance target. However, as a result of the amount by which the Company’s performance exceeded the performance target for 2012, Mr. Horowitz received a bonus of $822,000. Mr. Horowitz did not receive any equity from the Company in 2012.

As discussed in greater detail below, with respect to the 2012 compensation for Joseph A. Molino. Jr., the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, the Compensation Committee did not change his $350,000 base salary. He was also eligible to receive a performance based bonus based on Company performance with a target of 30% of his base salary if the performance target (based on the Company’s earnings before taxes, depreciation and amortization) was achieved and a maximum bonus of 45% of his base salary. In the event the Company did not achieve its performance target, Mr. Molino could have received no performance bonus or a bonus that was below the target bonus amount based on a sliding scale, depending on to what extent the Company’s actual results were below the performance target. However, as a result of the amount by which the Company’s performance exceeded the performance target for 2012, Mr. Molino received the maximum bonus of $157,500. In 2012, Mr. Molino also received an option to purchase 40,000 shares of Common Stock from the Company.

Employment Agreement with Named Executive Officer

On December 29, 2011, the Company and Richard A. Horowitz entered into an executive employment agreement (the “Employment Agreement”), effective as of January 1, 2012. The Employment Agreement was approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) following (i) the review of the material proposed terms by the independent directors of the Board of Directors and (ii) the independent directors’ designation of the Compensation Committee as to the authority to finalize and enter into employment arrangements with Mr. Horowitz. The Employment Agreement was entered into as of the termination date of the previous employment agreement between Mr. Horowitz and the Company (discussed below).

The Employment Agreement provides for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board, Chairman of the Board, for a term expiring on December 31, 2014, unless sooner terminated pursuant to the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Horowitz will receive a minimum annual base salary of $650,000. Mr. Horowitz’s base salary will be reviewed annually by the Board of Directors and may be increased, but not decreased, from time to time. Mr. Horowitz will be eligible for an annual incentive payment in accordance with the terms and conditions of the Company’s Bonus Plan (as defined in the Employment Agreement) with performance goals to be set by the Compensation Committee in its sole discretion (after discussions with Mr. Horowitz), with a target of 50% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 150% of his then-current base salary. Beginning in 2013, the Compensation Committee may reduce the percentage of the target bonus and the maximum bonus and apply such target amount to a long-term cash or equity incentive plan award.

Mr. Horowitz will also receive (i) senior executive level employee benefits, (ii) continuation of the annual payment of approximately $45,000 to cover premiums on a life insurance policy, (iii) a Company-provided automobile and the payment of certain related expenses and (iv) payment and/or reimbursement of certain legal and consultants’ fees. Mr. Horowitz received no equity grants in connection with the Employment Agreement. In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the Employment Agreement), then subject to his execution of a general release, (i) he will continue to receive his base salary for 18 months, (ii) he will receive a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the Employment Agreement) or, under certain circumstances, within six months prior to a Change in Control, then he will receive the amounts set forth in the previous paragraph either in whole or in part in a lump sum, subject to his execution of a general release. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Employment Agreement) would otherwise be incurred by Mr. Horowitz, amounts paid to Mr. Horowitz upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Employment Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Employment Agreement also prohibits Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Previous Employment Agreement with Named Executive Officer

Prior to January 1, 2012, the Company and Mr. Horowitz were parties to an executive employment agreement, effective as of January 1, 2007, as amended and restated on December 19, 2008 (the “Previous Employment Agreement”). The Previous Employment Agreement provided for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board of Directors, Chairman of the Board, for a term expiring on December 31, 2011, unless sooner terminated pursuant to the provisions of the Employment Agreement. Under the Previous Employment Agreement Mr. Horowitz received a minimum annual base salary of $975,000. The Previous Employment Agreement also provided that Mr. Horowitz’s base salary would be reviewed annually by the Board of Directors and may be increased, but not decreased, from time to time. It was not increased during the term of the Previous Employment Agreement. The Previous Employment Agreement further provided that Mr. Horowitz was eligible for an annual discretionary incentive payment under the Company’s Executive 162(m) Bonus Plan. This agreement also provided that Mr. Horowitz received (i) senior executive level employee benefits, (ii) an annual payment of approximately $45,000 to cover premiums on a life insurance policy, and (iii) a Company provided automobile.

In the event Mr. Horowitz’s employment would have been terminated by the Company without Cause (as defined in the Employment Agreement), or Mr. Horowitz resigned for Good Reason (as defined in the Employment Agreement), then subject to his execution of a general release, (i) he would have continued to receive his base salary for 18 months, (ii) he would have received a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company would have paid his monthly COBRA premiums until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA (the “COBRA Payments”).

Further, under the Previous Employment Agreement, in the event Mr. Horowitz’s employment would have been terminated by the Company without Cause or he would have resigned for Good Reason within two years following a Change in Control (as defined in the Previous Employment Agreement) or, under certain circumstances, within six months prior to a Change in Control, then subject to his execution of a general release, he would have received the Pro Rata Bonus, the COBRA Payments, and a lump sum amount equal to the greater of (i) 18 months base salary or (ii) the lesser of (a) two times the sum of his base salary plus the amount of any bonus he received for the year prior to the Change in Control, or (b) 3% of the value on the date of the Change in Control of the Company’s outstanding shares on a fully diluted basis immediately prior to the Change in Control. Notwithstanding the foregoing, amounts paid to Mr. Horowitz upon a Change in Control would have been reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Previous Employment Agreement, during the term of his employment and for a period of eighteen months after termination of his employment, Mr. Horowitz would have been prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. Finally, the Previous Employment Agreement also prohibited Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Severance Agreement with Named Executive Officer

The Company does not have an employment agreement with its other named executive officer, Joseph A. Molino, Jr., who is deemed to be an employee “at will”. As of June 22, 2012, however, the Company and Mr. Molino entered into a Severance Agreement (the “Severance Agreement”), effective as of June 22, 2012, which agreement provides that in the event Mr. Molino’s employment is terminated by the Company without Cause (as defined in the Severance Agreement) on or prior to December 31, 2014 and a Change in Control (as defined in the Severance Agreement) has not occurred, then subject to his execution of a general release, he will continue to receive his base salary for 12 months (the “Severance Amount”).

In the event Mr. Molino’s employment is terminated by the Company without Cause or he resigns for Good Reason (as defined in the Severance Agreement) within two years following a Change in Control (as defined in the Agreement) that occurs prior to December 31, 2014, then subject to his execution of a general release (i) he will receive the Severance Amount either in whole or in part in a lump sum depending on whether the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), (ii) he will receive an amount equal to his target annual bonus for the fiscal year such termination occurs, and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 12 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Severance Agreement) would otherwise be incurred by Mr. Molino, amounts paid to Mr. Molino upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Code).

In the event of a termination of Mr. Molino’s employment due to his death or by the Company due to his disability (i) he will receive a pro rata bonus for the year of termination and (ii) the Company will pay him or his estate monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) one year from the date of termination, (b) Mr. Molino or his dependents becoming ineligible for COBRA or (c) in the case of a termination due to disability, his ceasing to have a physical or mental disability that would prevent him from performing his material duties for the Company.

Pursuant to the Severance Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Molino is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Severance Agreement also prohibits Mr. Molino from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Executive 162(m) Bonus Plan

The P&F Industries, Inc. Executive 162(m) Bonus Plan was approved by the Compensation Committee, the Board of Directors and the Stockholders in 2006 and was amended and restated upon the approval of the Compensation Committee, the Board of Directors and the Stockholders in 2011.

The Compensation Committee adopted the Executive 162(m) Bonus Plan to ensure, when appropriate, that awards paid under the Executive 162(m) Bonus Plan qualify as performance-based compensation and are, therefore, fully deductible by us for income tax purposes under Section 162(m) of the Internal Revenue Code of 1986. Such payments made under the Executive 162(m) Bonus Plan to the named executive officers are fully deductible by us.

Under the Executive 162(m) Bonus Plan, the Compensation Committee selects the employees of our Company and its subsidiaries who will participate in the Executive 162(m) Bonus Plan for each performance period. The Compensation Committee establishes the objective performance goals, formulae or standards and the individual target performance award (if any) applicable to each participant for a performance period prior to the beginning of such performance period or at such later date as permitted under Section 162(m) of the tax code, and while the outcome of the performance goals are substantially uncertain.

In March 2012, the Compensation Committee determined that Mr. Horowitz would be participating in the Executive 162(m) Bonus Plan for 2012, and set forth the criteria for 2012, based on achievement of certain target levels of Company profit, calculated primarily upon the level of earnings before taxes, depreciation and amortization achieved by the Company for fiscal 2012 on a sliding scale if a threshold level is achieved. In accordance with his employment agreement, the bonus amount would have been 50% of his base salary if target level performance had been achieved, with a maximum of 150% of his base salary if the target level performance was exceeded. In June 2012, the Compensation Committee adopted a fiscal year 2012 bonus program for Mr. Molino (the “Related 2012 Bonus Plan”), which was subject to terms and conditions of the Executive 162(m) Bonus Plan, other than with regard to compliance with Section 162(m) of the Code (which had no effect on the Company as Mr. Molino was not eligible to receive more than $1 million in compensation). Mr. Molino’s bonus criteria were also based on Company profits, calculated primarily upon the level of earnings before taxes, depreciation and amortization achieved by the Company for fiscal 2012, on a sliding scale if a threshold level is achieved, in addition to the Committee’s evaluation of his performance. If the target level performance had been achieved, Mr. Molino’s bonus amount would have been 30% of his base salary, with a maximum of 45% of his base salary if target performance levels were exceeded.

In March 2013, the Compensation Committee awarded cash bonuses for 2012 to Mr. Horowitz under the Executive 162(m) Bonus Plan and to Mr. Molino under the Related 2012 Bonus Plan in the amounts of $822,890 and $157,500, respectively.

In March 2012, the Company’s Compensation Committee awarded cash bonuses for 2011 to Messrs. Horowitz and Molino under the Executive 162(m) Bonus Plan in the amounts of $329,059 and $83,131 respectively, based on the level of Company’s profits in relation to the achievement of certain target levels with respect to return on stockholder equity.

In March 2013, the Compensation Committee determined that Messrs. Horowitz and Molino would each be participating in the Executive 162(m) Bonus Plan for 2013, and set forth the criteria for 2013, in each case based primarily on the achievement of certain target levels of Company profit, calculated based upon the level of earnings before taxes, depreciation and amortization to be achieved by the Company for fiscal 2013.

Stock Incentive Plans

The Company’s 2012 Stock Incentive Plan provides that unless otherwise determined by the Compensation Committee at the time of grant, awards subject to vesting and/or restrictions will not accelerate and vest or cause the lapse of restrictions upon a change in control (as defined in the 2012 Stock Incentive Plan). Instead, such awards will be, in the discretion of the Compensation Committee, either (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Company’s Common Stock paid in a change in control over the exercise price of the award(s) (such purchase price not to exceed the fair market value of the Common Stock at the time of purchase), or (iii) cancelled if the price of the Common stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Company’s Common Stock or assets, the Compensation Committee may elect to terminate all outstanding exercisable awards granted under the 2012 Stock Incentive Plan, provided that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.

The Company’s 2002 Stock Incentive Plan provides that in the event of a change in control, notwithstanding any vesting schedule with respect to an award of options or restricted stock, such option shall become immediately exercisable with respect to 100% of the shares subject to such option, and the restricted period shall expire immediately with respect to 100% of such shares of restricted stock. The 2002 Stock Incentive Plan further provides that in the event of a change in control, all other awards shall become fully vested and/or payable to the fullest extent of any award or portion thereof that has not then expired, and any restrictions with respect thereto shall expire.

The following table presents equity compensation plan information as of December 31, 2012:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	584,688	$6.48	276,007
Equity compensation plans not approved by security holders	—	—	—
TOTAL	584,688	$6.48	276,007

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2012 and prior periods.

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors of P&F Industries, Inc. is composed of three independent directors appointed by the Board of Directors (each of whom is independent under NASDAQ and applicable SEC rules) and operates under a written charter adopted by the Board of Directors on March 9, 2004. From January 1, 2012 through September 12, 2012, the members of the Audit Committee were Messrs. Franklin (Chairman), Brownstein and Solomon. As of September 12, 2012 and as of the record date, the members of such committee were Messrs. Franklin (Chairman), Brownstein and Randall. Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and the internal audit function. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

In this context, the Audit Committee has met and held discussions separately, and jointly, with each of management and the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed under PCAOB standards. The independent registered public accountants have provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants such registered public accountants’ independence. The Audit Committee has concluded that the independent registered public accountants’ provision of audit and non-audit services to the Company is compatible with such registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accountants, and the Audit Committee’s review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Members of the Audit Committee

Jeffrey D. Franklin (Chairman)
Howard Brod Brownstein
Richard P. Randall

*	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed CohnReznick LLP (“CohnReznick”) as independent registered public accountants for the Company and its subsidiaries for the year 2012 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. CohnReznick has audited the Company’s financial statements since 2008. Representatives of CohnReznick are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s By-laws (as amended on January 14, 2013) (the “By-laws”) nor other governing documents or law require stockholder ratification of the appointment of CohnReznick as the Company’s independent registered public accounting firm. However, the Audit Committee seeks to have the appointment of CohnReznick ratified. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The following table sets forth the fees billed by CohnReznick for professional services for the fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees	$319,000	$330,780
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$6,148	4,211
	$325,148	$334,991

Audit fees include fees billed for the audit of P&F Industries, Inc. and its subsidiaries, the review of quarterly financial information, and attendance at Audit Committee meetings.

Audit-Related Fees include certain services that are reasonably related to the performance of the audit or review of the P&F Financial Statements. There were no such fees in 2012 or 2011.

Tax fees include fees billed for services relating to tax compliance, tax advice and tax planning. There were no tax fees in 2012 or 2011.

All Other Fees includes fees billed for services not classified in any of the above categories. For 2012 and 2011, such fees are comprised of certain out-of-pocket expenses.

The Audit Committee negotiates the annual audit fee directly with the Company’s independent registered public accountants. Any additional services to be performed by the Company’s independent registered public accountants requires the advance approval of the Audit Committee. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining its independent registered public accountants’ independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of CohnReznick. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with legislation which has recently become effective as to companies of our size, and as required by Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”), the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the section captioned “Compensation Philosophy and Agreements with Named Executive Officers” as well as the compensation tables and narrative discussion, is hereby APPROVED.”

This non-binding advisory vote on executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter. Abstentions will have the same effect as a vote against the matter and broker non-votes will not affect the outcome of the vote. Although this vote is non-binding, the Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in greater detail under “Compensation Philosophy and Agreements with Named Executive Officers,” our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the “Compensation Philosophy and Agreements with Named Executive Officers,” the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, in addition to providing stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, the Company this year is providing stockholders with an advisory (non-binding) vote on whether the advisory vote on executive compensation should be held every one, two or three years (sometimes referred to as “say on frequency”). The Board recommends that you select “one year” as the desired frequency of the advisory vote on executive compensation under the “say on pay” rules.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. Stockholders will be considered to have expressed a preference for the frequency if one of the alternatives of every year, every two years or every three years receives the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter. Abstentions will have the same effect as a vote against each of the three alternatives and broker non-votes will not affect the outcome of the vote. Although this advisory vote on the frequency of the advisory vote on executive compensation is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
“ONE YEAR” WITH RESPECT TO PROPOSAL 4.

STOCKHOLDER NOMINATIONS FOR BOARD OF DIRECTORS MEMBERSHIP AND
OTHER PROPOSALS FOR 2014 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2014 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act is December 27, 2013. All such proposals must be received by the Corporate Secretary at P&F Industries, Inc., 445 Broadhollow Road, Suite 100, New York 11747 by the required deadline and must comply with all other applicable legal requirements in order to be considered for inclusion in the Company’s 2014 proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s By-laws require that, for nominations of directors or other business to be properly brought before an annual meeting, advance written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information specified in the Company’s By-laws concerning the nominating or proposing stockholder and information concerning the nominee (if any) and, subject to certain conditions set forth in the By-laws, must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, as the address set forth above, not more than 120 days nor less than 90 days in advance of the one year anniversary of the previous year’s annual meeting of stockholders; provided however, that, if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Nominating Stockholder to be timely must so be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In the case of the annual meeting to be held in 2014, written notice of a nomination or proposal must be received no earlier than January 22, 2014 and no later than February 21, 2014. A copy of the applicable provisions of the By-laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below. The foregoing is a summary of the applicable provisions of the Company’s By-laws, which should be read in their entirety.

ANNUAL REPORT

Stockholders of record on April 12, 2013 will receive a copy of the Company’s 2012 Annual Report, containing its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (without exhibits), along with this Proxy Statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to the Company at 445 Broadhollow Road, Suite 100, Melville, New York 11747, Attention: Corporate Secretary. Such Annual Report on Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

By order of the Board of Directors
JOSEPH A. MOLINO, JR. Secretary

Date: April 26, 2013

Appendix A

P&F INDUSTRIES, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Audit Committee”) of the Board of Directors of P&F Industries, Inc. (the “Company”) is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) corporate accounting, disclosure and financial reporting processes and practices and legal and regulatory compliance of the Company, (ii) the quality and integrity of the Company's financial statements and (iii) the qualifications, independence and performance of the Company's internal audit function and independent auditors.

Organization

The Audit Committee shall be comprised of not less than three members of the Board of Directors who shall meet the compensation, independence, experience, financial expertise and other requirements of the National Association of Securities Dealers, Inc. (the “NASD”) and applicable federal and state securities laws and regulations. The members of the Audit Committee shall be appointed by the Board of Directors from time to time after considering the recommendation of the Company's Nominating Committee and upon a determination by the Board of Directors that the nominees meet all required qualifications for Audit Committee membership. The members of the Audit Committee may be removed by the Board of Directors. The Nominating Committee will recommend to the Board of Directors, and the Board of Directors will designate, the Chairman of the Committee.

Committee Authority and Responsibilities

The Audit Committee will maintain flexible policies and procedures and meeting schedules, consistent with the requirements of this Charter and the Company's by-laws, to enable the Audit Committee to react to changing circumstances and provide that the Company's accounting, disclosure and reporting practices are in accordance with applicable legal and regulatory requirements. The Chairman of the Audit Committee may call meetings during the year as necessary, but shall call a meeting at least once each fiscal quarter.

The Committee will provide for free and open communication between the Committee and the Company's directors, independent auditors, internal auditors and management.

Both the Company's internal auditors and independent auditors are ultimately accountable to the Board of Directors and the Audit Committee as representatives of the Company's shareholders.

The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, evaluation and oversight of the work (including resolution of disagreements between management and the auditor regarding financial reporting) of the Company's independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall have sole responsibility for engaging or terminating the relationship with the Company's independent auditors and the independent auditors shall report directly to the Audit Committee. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of fees and expenses to the independent auditors for the purpose of rendering an audit report.

The Audit Committee has authority to retain special legal, accounting or other consultants to advise the Audit Committee as the Audit Committee may determine appropriate. The Audit Committee may require any officer or employee of the Company or the Company's legal counsel or independent auditors to attend Audit Committee meetings or to meet with any members of, or consultants to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of all fees and expenses to any advisors employed by the Audit Committee pursuant to its authority under this Charter or applicable law or regulations.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

To the extent not inconsistent with its obligations and responsibilities, the Audit Committee may form subcommittees and delegate authority hereunder as it deems appropriate.

The Audit Committee shall make regular reports to the Board of Directors.

In carrying out its duties and responsibilities, the Audit Committee shall:

•	Review and assess the adequacy of this Charter annually and submit any recommended changes to the Board of Directors for approval, including changes necessary to satisfy any applicable requirements of the NASD and any other legal or regulatory requirements.
•	Appoint and engage independent auditors that meet NASD and applicable securities law and regulatory requirements to audit the audited financial statements of the Company and its subsidiaries and the Company's employees benefit plans.
•	Review written statements from the independent auditors delineating all non-audit relationships between the independent auditors and the Company, review with the independent auditors the effect of any disclosed relationships or services on objectivity and independence of the independent auditors, take appropriate action to ensure the independence of the appointed independent auditors and approve the compensation arrangements and proxy statement disclosures of compensation, fees and expenses paid to the independent auditors.
•	Receive and review, at least annually, a report by the independent auditors describing (i) the auditor's internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by a governmental or professional authority involving one or more independent audits carried out by the auditors in the preceding five years and any steps or procedures taken to deal with any such issues.
•	Approve in advance, as a Committee of the whole or by delegation of authority to one or more members of the Committee, any permitted non-audit services performed by the Company's independent auditors, including tax services, and cause such approval to be disclosed in the Company's periodic filings as required by applicable regulations.
•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and other applicable laws and regulatory requirements relating to the conduct of the audit.
•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the upcoming year and the audit procedures to be used and at the conclusion of the year review such audit, including any comments or recommendations of the independent auditors.
•	Review with the Company's independent auditors, internal auditors, and financial and accounting personnel the adequacy and effectiveness of the internal controls and disclosure controls and procedures of the Company, and elicit any recommendations for the improvement of such internal controls and disclosure controls and procedures or particular areas where new or more detailed controls and procedures are desirable.
•	Review the internal audit function of the Company, including its organizational structure, authority and independence of reporting obligations, department budget, qualification of personnel and the proposed audit plans for the coming year, and the coordination of such plans with the outside auditors. Review and concur with the appointment, reassignment or dismissal of the director of the Company's internal audit function.

•	Receive, review and discuss with the Company's independent auditors, and internal auditor as appropriate: (i) a summary of significant findings from completed internal audits, together with management's response, and periodic progress reports, with explanation for any deviations from the original plan; (ii) all critical accounting policies and practices to be used; (iii) all alternative treatments of financial information within GAAP (generally accepted accounting principles) that have been discussed with management; (iv) ramifications of alternative disclosures and treatments, and the treatment preferred by the auditors; and (v) other material written communications between the independent auditors and management.
•	Review and discuss: (i) significant financial risks; (ii) the financial statements; (iii) the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations for the relevant period and draft earnings press releases with management and the independent auditors, prior to the issuance thereof or the filing or distribution thereof to shareholders; and (iii) financial information and earnings guidance, if any, provided to analyst and rating agencies. Among the items to be discussed are: (i) accounting principles, practices and judgments; (ii) whether the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders; and (iii) any changes in accounting principles.
•	Provide sufficient opportunity for the Committee to meet separately in executive session with: (i) management; (ii) the independent auditors; and (iii) the internal auditor (or other personnel responsible for the internal audit function). Among the items to be discussed in these meetings are the auditors' evaluation of the Company's financial, accounting and auditing personnel, the auditors' judgments about the Company's accounting principles as applied to its financial reporting, the level of management cooperation that the outside auditors received during the course of the audit and management's assessment of the auditors' performance.
•	Set clear hiring policies for employees or former employees of the independent auditors.
•	Receive reports concerning any non-compliance with the Company's Code of Business Conduct and Ethics by any director or executive officer of the Company and approve any waivers therefrom.
•	Report on significant matters discussed at each Committee meeting to the Board of Directors.
•	Investigate, as appropriate, any matter brought to its attention within the scope of its duties, with the power to retain outside counsel or a second independent accountant, at the expense of the Company, for this purpose if, in its judgment, that is appropriate.
•	Prepare an appropriate Audit Committee report to shareholders to be included in the Company's annual proxy statement that is consistent with applicable law and Securities and Exchange Commission requirements.
•	Perform any other activities consistent with this Charter, the Company's By-laws, and governing law and regulations, as the Committee or the Board of Directors deems necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations.

A copy of this Charter will be made available on the Company's website at www.pfina.com.

Effective: March 9, 2004

P & F INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

The undersigned hereby appoints RICHARD A. HOROWITZ and JOSEPH A. MOLINO, JR., or either one of them, attorney with full power of substitution and revocation to each, for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the Class A Common Stock of the undersigned in P&F Industries, Inc. at the Annual Meeting of Stockholders to be held at the Conference Center at 445 Broadhollow Road, Melville, New York 11747 on Wednesday, May 22, 2013 at 10 a.m. and at any adjournment thereof, for the following matters.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 3 AND "ONE YEAR" WITH RESPECT TO PROPOSAL NO. 4. THIS PROXY ALSO AUTHORIZES EACH OF THE PERSONS NAMED ABOVE TO VOTE AT HIS DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be signed on reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

P & F INDUSTRIES, INC.

May 22, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K
are available at https://materials.proxyvote.com/692830

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

10030304000000000000 9 052213

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTOR LISTED BELOW, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 3 AND "ONE YEAR" WITH RESPECT TO PROPOSAL NO. 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of one director, as set forth below, for a term of three years (expiring in 2016) and until his successor is duly elected and qualified.

NOMINEE:

☐ FOR THE NOMINEE — Richard A. Horowitz

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

	FOR	AGAINST	ABSTAIN
2. Ratifying the appointment of CohnReznick LLP as P&F Industries, Inc.'s independent registered public accounting firm for 2013.	☐	☐	☐
3. Approving an advisory (non-binding) resolution regarding the compensation of P&F Industries, Inc.'s named executive officers.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. Approving an advisory (non-binding) vote on the frequency at which P&F Industries, Inc. should include an advisory vote regarding officer compensation in future proxy statements.	☐	☐	☐	☐

IMPORTANT - PLEASE VOTE, SIGN AND RETURN THE PROXY AS SOON AS POSSIBLE SO THAT IT WILL ARRIVE BEFORE THE ANNUAL MEETING ON MAY 22, 2013.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.